EXHIBIT 99.1

On November 3, 2004 the compensation committee of the board agreed to award special bonuses to corporate officers listed below for up to the amounts specified below, as a substitute incentive due to the fact that stock options were not awarded to the officers in 2004:

Position	Aggregate Amount Eligible to Obtain
Executive Vice President, Research and Development	U.S. $19,350
Senior Vice President, Clinical Development	U.S. $32,250
Vice President, Clinical Development	U.S. $16,125
Vice President, Regulatory Affairs and Compliance	U.S. $32,250
Vice President, Scientific Affairs	Cdn $22,738
Vice President, Finance and Corporate Development	U.S. $32,500
Secretary and General Counsel	U.S. $12,900

Three-quarters of each amount was payable on December 1, 2004 based on the board’s assessment of the Company’s achievement of 2004 corporate goals.  The remaining quarter would become payable only if by June 30, 2005 specific HspE7 development program milestones contemplated by our 2005 business plan are achieved in the case of the research, development, regulatory and scientific officers, and based on capital formation our Board of Directors considers to be successful in the case of the other two officers.  The Company’s President and Chief Executive Officer is not eligible for this special bonus.